Exhibit 99.6

[Mellon Letterhead]

September 8, 2004

To Participants Who Hold Viacom Stock in a Viacom-sponsored 401(k) Plan:

Viacom Inc. (“Viacom”) has announced an exchange offer that allows its stockholders to exchange shares of Viacom Class A and/or Class B common stock (“Viacom Stock”) for a combination of shares of Blockbuster Inc. Class A and Class B common stock (“Blockbuster Stock”) that are owned by Viacom.1

As a participant in a 401(k) Plan sponsored by a Viacom company (a “401(k) Plan”), we are sending you this letter to give you information about how to participate in the exchange offer with respect to the shares of Viacom Stock that you may hold in your 401(k) Plan account. You may, at your option, elect to submit (“tender”) for exchange some, all or none of the shares of Viacom Stock that are held in your 401(k) Plan account. The shares of Blockbuster Stock that are received in exchange will be held in your 401(k) Plan account.

The number and class of shares of Blockbuster Stock you can receive for each share of Viacom Stock tendered is described in the enclosed Prospectus-Offer To Exchange, which sets forth the terms and conditions of Viacom’s exchange offer. You are strongly encouraged to read the Prospectus-Offer To Exchange and the other documents relating to the exchange offer carefully.

Mellon Bank, N.A. (“Mellon”) is the trustee of your 401(k) Plan and holds all of the shares of Viacom Stock credited to participant 401(k) Plan accounts in a trust established for your specific 401(k) Plan. As trustee, Mellon has the authority to tender these shares in the exchange offer on behalf of the 401(k) Plan participants. However, Mellon does not have the authority to decide if the shares of Viacom Stock that are held in your 401(k) Plan account should be tendered. Instead, as with all investment decisions you make for your 401(k) Plan account, you must decide whether it is in your best interest to tender any of the shares of Viacom Stock that are held in your 401(k) Plan account. You must notify Mellon if you would like to tender any of these shares by submitting tender instructions as described below and in the enclosed document “Procedures for Submitting Tender Instructions for Viacom Shares Held in a Viacom-Sponsored 401(k) Plan.” Mellon Investor Services LLC (“MIS”), a Mellon affiliate and the Communications Agent for the exchange offer, will process your tender instructions on Mellon’s behalf.

Documents describing important information about the exchange offer have been prepared for all holders of Viacom Stock. You should consider the information contained in

1	If you were a participant in the Viacom 401(k) Plan prior to January 1, 1995, you received a match in both Viacom Class A and Viacom Class B common stock. Beginning January 1, 1995, all matching contributions were made in Viacom Class B common stock.

these documents in making your decision whether to tender. These documents, which are listed below, are enclosed with this letter:

•	Prospectus-Offer to Exchange, dated September 8, 2004 (the “Prospectus-Offer to Exchange”). The tender of shares of Viacom Stock (including shares held in a 401(k) Plan) is subject to the general terms and conditions of the exchange offer that are found in this document and the related Letter of Transmittal.

•	Letter of Transmittal. FOR INFORMATIONAL PURPOSES ONLY. This document is used for the tender of shares of Viacom Stock not held in a 401(k) Plan account - do not use this document to tender the shares of Viacom Stock held in your 401(k) Plan account.

In addition, this letter and the following documents are being provided to 401(k) Plan participants to describe the procedures to follow to instruct Mellon to tender shares of Viacom Stock on their behalf:

•	Procedures for Submitting Tender Instructions for Viacom Stock Held in a Viacom-Sponsored 401(k) Plan (“Procedures to Tender”).

•	Instructions to Tender: Shares of Viacom Class A/Class B Common Stock Held in a 401(k) Plan (“Instructions to Tender”). If you hold Viacom class A and class B common stock in your 401(k) Plan account, or if you hold Viacom Stock in more than one 401(k) Plan, you will receive multiple Instructions to Tender. If you wish to participate in the exchange offer, you must submit separate Instructions to Tender for each class of Viacom Stock held in each 401(k) Plan account in which you participate.

IF YOU WISH TO TENDER SHARES OF VIACOM STOCK HELD IN YOUR 401(K) PLAN ACCOUNT:

•	Complete, sign and return to MIS the Instructions to Tender by mail to one of the addresses found on the Instructions to Tender so that MIS will receive your tender instructions no later than 12:00 midnight, New York City time, October 1, 2004; OR

•	Log into the MIS website at https://www.corporate-action.net/viacom using the 9-digit Personal Identification Number (PIN) found on the Instructions to Tender form(s) sent to you and submit your tender instructions online no later than 12:00 midnight, New York City time, October 1, 2004.

To allow MIS sufficient time to tabulate your tender instructions, the deadline stated above for instructing Mellon to tender the shares of Viacom Stock that are held in your 401(k) Plan account is two business days earlier than the deadline to tender shares in the exchange offer generally. Your tender instructions must be received by MIS by the deadline stated above to be effective.

If the exchange offer is extended by Viacom, the deadline to submit your tender instructions will also be extended to 12:00 midnight, New York City time, two business days prior to the extended expiration of the exchange offer. Please see the Procedures to Tender for information on how to determine the new deadline in the event of an extension.

These are the only ways to provide instructions to tender the shares of Viacom Stock that are held in your 401(k) Plan account. DO NOT USE THE ENCLOSED LETTER OF TRANSMITTAL FOR THIS PURPOSE.

Mellon and MIS will hold all tender instructions received from you in strict confidence. Individual tender instructions will be disclosed only as necessary to complete the exchange offer.

IF YOU DO NOT WISH TO TENDER SHARES OF VIACOM STOCK THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT:

•	You do not need to do anything. If you do not return the Instructions to Tender or submit tender instructions online using the MIS website, you will be deemed to have elected not to tender any of the shares of Viacom Stock that are held in your 401(k) Plan account and none of your shares will be tendered.

IF YOU WISH TO WITHDRAW OR CHANGE YOUR PREVIOUSLY SUBMITTED TENDER INSTRUCTIONS:

•	Follow the instructions found in the Procedures to Tender. You may withdraw or change your tender instructions at any time so long as the notice of withdrawal (and, if applicable, new tender instructions) are received by MIS prior to 12:00 midnight, New York City time, on October 1, 2004, or any extended deadline.

THE DEADLINE FOR MIS TO RECEIVE YOUR TENDER INSTRUCTIONS IS 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON OCTOBER 1, 2004, UNLESS THE EXCHANGE OFFER IS EXTENDED BY
VIACOM. IF THE EXCHANGE OFFER IS EXTENDED, THE DEADLINE FOR MIS TO RECEIVE
YOUR TENDER INSTRUCTIONS WILL BE EXTENDED TO 12:00 MIDNIGHT, NEW YORK CITY
TIME, TWO BUSINESS DAYS PRIOR TO THE EXTENDED EXPIRATION DATE FOR THE
EXCHANGE OFFER AS PUBLICLY ANNOUNCED BY VIACOM. MIS MUST RECEIVE YOUR
SIGNED TENDER INSTRUCTIONS AND/OR WITHDRAWAL INSTRUCTIONS BY THE APPLICABLE
DATE IN ORDER FOR SUCH INSTRUCTIONS TO BE VALID.

If you have any questions about the exchange offer, your holdings in the 401(k) Plan or the above timetable, please call MIS at 877-698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere.

If you own shares of Viacom Stock other than those that are held in your 401(k) Plan account, you will receive separate mailings relating to those shares. If you do not hold Viacom Stock in your 401(k) Plan account, you do not need to take any action with regard to this letter.

This letter is not designed to encourage you to tender or refrain from tendering shares of Viacom Stock that are held in your 401(k) Plan account. This letter is intended to inform you that Viacom has commenced an exchange offer that allows you to choose whether to tender the shares of Viacom Stock that are held in your 401(k) Plan account. None of Viacom, Blockbuster, their respective Boards of Directors, Mellon, MIS or any 401(k) Plan fiduciaries is making any recommendation regarding whether you should tender or refrain from tendering your shares of Viacom Stock in the exchange offer.

Sincerely,

Mellon Bank, N.A.

Trustee for:

Viacom 401(k) Plan

Westinghouse Savings Program

Viacom Employee Savings Plan

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